Exhibit 1.01

Micron Technology, Inc.
Conflict Minerals Report
Calendar Year 2025

We1 prepared this Conflict Minerals Report (“CMR”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). This CMR covers the calendar year reporting period ended December 31, 20252 and is filed as an exhibit to our Form SD. This CMR includes a description of the measures we have taken to exercise due diligence on the source and chain of custody of conflict minerals3 (specifically gold, cassiterite, columbite-tantalite and wolframite and their derivatives tin, tantalum, and tungsten (collectively “3TG” or “conflict minerals”)) necessary to the functionality or production of our memory and storage products manufactured during the year ended December 31, 2025.

Overview of Our Commitment to Responsible Sourcing:

In support of global responsible sourcing, we are committed to monitoring our supply chain with a goal to ensure that conflict minerals directly or indirectly supporting civil violence or human rights abuses in the Democratic Republic of the Congo (“DRC”) or adjoining countries (collectively, the “Covered Countries”) are not used in the manufacture of Micron products. We also believe that responsible sourcing means continuing to support stable economic development in the Covered Countries (rather than a Covered Country embargo), and accordingly we do not prohibit our suppliers from using 3TG metals sourced from the Covered Countries, provided that the metal sources are compliant with our program requirements. Our conflict mineral supply chain monitoring program is consistent with the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Third Edition) (the “OECD Guidance”) and integrates tools developed by the Responsible Minerals Initiative (“RMI”).

Micron is a founding member of RMI (member ID MICR). We continue to support RMI and its Responsible Minerals4 third-party auditing program, the Responsible Minerals Assurance Process (“RMAP”), as part of our commitment to drive ethical sourcing of 3TG metals throughout our supply chain. In 2025, we continued working with RMI and provided leadership through multiple RMI leadership working groups, including the RMI Smelter Engagement Team (“RMI-SET”) Onboard, RMI-SET Retain, RMI-SET Leaders, Multi-Stakeholder, Gold, Due Diligence Practices, Mineral Reporting Templates, and RMI Plenary Working Groups. To learn more about RMI’s initiatives to help companies achieve a responsible minerals supply chain and the RMAP visit www.responsiblemineralsinitiative.org.

Micron’s Conflict Minerals Policy is published at https://www.micron.com/about/sustainability/sustainability-resources/conflict-minerals-policy. For our responsible minerals supplier requirements, see our Micron Supplier Requirements Standard (“SRS”) at https://www.micron.com/about/company/suppliers. The content of any website referred to in this CMR is included for general information only and is not incorporated by reference in this CMR.

1    In this CMR, unless otherwise indicated or the context otherwise requires, “we,” “us,” “our,” “Micron,” and the “Company” refers to Micron Technology, Inc. and its subsidiaries.
2    Unless otherwise noted, any designation of years refers to calendar years.
3    Conflict minerals are those minerals regulated by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
4    The term “responsible minerals” as used herein refers to a process to verify that relevant smelters or refiners are Conformant with the RMI’s RMAP or an equivalent third-party auditing program.

Overview of Micron’s Responsible Minerals Program:

We require our suppliers5 to source 3TG metals from smelters and refiners validated as Conformant6 with responsible minerals sourcing standards (such as the RMAP or standards enacted by the London Bullion Market Association (“LBMA”) or the Responsible Jewellery Council (“RJC”)). To ensure our suppliers meet our SRS requirements for responsible minerals sourcing, we make all suppliers aware of our commitment to responsible sourcing and our expectation that all smelters and refiners in our supply chain are Conformant with responsible minerals sourcing standards; conduct ongoing due diligence on the source and chain of custody of conflict minerals in our supply chain consistent with the OECD Guidance; encourage suppliers to adopt responsible sourcing practices; and collaborate with industry stakeholders through our leadership in RMI. To further transparency in the conflict mineral supply chain, in addition to publicly reporting the results of our due diligence efforts annually, we share our due diligence results directly with our customers.

In 2025, we requested that all new suppliers take a Supplier Compliance Training, which helped increase awareness of and focus on our requirement that Micron suppliers may only use Conformant smelters and refiners. All of our applicable suppliers for 2025 provided CMRT responses and the associated supply chain data. As a result of our supplier engagement efforts during 2025, and for the ninth consecutive year, based on the information provided by our suppliers, no supplier within our memory and storage products supply chain reported any smelters or refiners that had a Non-Conformant status with RMI as of December 31, 2025. Only one of our smelters and refiners was listed as Active7 by RMI as of December 31, 2025. We monitor Active smelters and refiners in our supply chain while they progress through the RMI assessment or re-assessment process. We also continued to implement our resolution process to quickly identify and work toward removal of smelters and refiners from our supply chain either (a) when they drop out of the RMI, LBMA, or RJC programs and thus become Non-Conformant or (b) when their Conformant status with RMI is no longer valid.

Based on the information provided by our suppliers and our due diligence efforts through December 31, 2025, we identified a total of 191 smelters and refiners we believe were in our memory and storage products supply chain at any point during the year ended December 31, 2025, none of which had a Non-Conformant status with RMI at the time they entered our supply chain. 27 smelters and refiners that were reported by our suppliers to be in our memory and storage products supply chain during 2025 were subsequently determined, on or prior to December 31, 2025, to be inoperative or removed. We determined that 164 smelters and refiners were in our memory and storage products supply chain as of December 31, 2025, of which 163 were validated as Conformant and one was listed as Active with RMI.

1. Our Outreach to Suppliers and Reasonable Country of Origin Inquiry

Our goal is to ensure that all 3TG metals in our supply chain are sourced through responsible minerals smelters and refiners. In furtherance of that goal, we collect information at least annually utilizing the RMI Conflict Minerals Reporting Template (“CMRT”) from applicable suppliers regarding their supply chains, including the names and locations of smelters and refiners of 3TG and whether any 3TG are sourced from Covered Countries or from conflict-affected and high-risk areas. We then ask that suppliers review and acknowledge our Conflict Minerals Policy and our SRS, which outlines our expectations that all smelters and refiners in our supply chain are, and remain, validated as Conformant.

In addition, we required that new suppliers in our memory and storage products supply chain participate in our Supplier Lifecycle Performance Management process as they were added to our memory and
5    The term “supplier(s)” refers to both incumbent and new suppliers and manufacturers that are likely to provide us with products containing 3TG metals that are necessary to the function or manufacture of our memory and storage products. The term “supplier(s)” does not include suppliers and manufacturers to the extent that they supply us with equipment or tools used in manufacturing our products.
6    The term “Conformant” means that a smelter or refiner is verified as Conformant with the RMI’s RMAP or an equivalent third-party auditing program.
7     The term “Active,” with respect to RMI, means that a smelter or refiner has committed to undergo an RMAP assessment, completed the relevant documents, and scheduled an on-site assessment.

storage products supply chain throughout the year, and we requested that they complete our formal Supplier Compliance Training program.

We make our suppliers aware that smelters and refiners that fail to become Conformant in one or more responsible sourcing auditing programs will be targeted for removal from our memory and storage products supply chain. In addition, the terms and conditions we include with every Micron purchase order further reinforce our responsible sourcing expectations and requirements with direct reference to our SRS. Throughout 2025, we worked with our suppliers to help raise awareness of our expectations, provide ongoing education concerning our requirements, and provide training through our risk mitigation and escalation process.

Our outreach to suppliers, which included our reasonable country of origin inquiry, provided us with aggregated country of origin information on the origin of 3TG from smelters and refiners reported to be in our memory and storage products supply chain in 2025. Although we were unable to determine mine-specific country of origin information, we had reason to believe that at least some sourcing was from the DRC and adjoining countries. Accordingly, we conducted due diligence on the chain and custody of 3TG and prepared this CMR.

2. Our Conflict Minerals Due Diligence Program

2.1 Our Conflict Minerals Due Diligence Program Design

We have designed our conflict minerals due diligence program in conformance, in all material respects, with the principles of the OECD Guidance and the supplements thereto as applied to downstream companies. As a downstream purchaser of 3TG metals, our due diligence program can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the 3TG metals necessary to the functionality or production of our products. Our due diligence processes are based on the necessity of seeking data from our direct suppliers and those suppliers seeking similar information within their supply chains to identify the original sources of the 3TG metals contained in our memory and storage products. We also rely, to a large extent, on information collected and provided by RMI and other third-party auditing programs. Such sources of information may yield inaccurate, incomplete, or over-inclusive information and may be subject to fraud.

2.2 Our Conflict Minerals Due Diligence for 2025 Products

2.2.1 Our Management Systems

For the year ended December 31, 2025, management of our responsible minerals program was provided by a cross-functional Responsible Minerals Steering Team (“Steering Team”), with representatives from Micron’s Procurement, Supply Chain, Finance, Sales, Sustainability, and Legal departments, headed by a senior procurement compliance manager. The Steering Team met at least monthly during the year ended December 31, 2025, to review progress towards maintaining our goal of a responsibly-sourced supply chain. Oversight of the Steering Team was provided by a cross-functional Responsible Minerals Executive Team (“Executive Team”) comprised of Vice President-level executives, and the Executive Team is charged with sponsoring and reviewing our responsible minerals program. In addition, our Global Supply Chain Compliance Council, which includes a subset of the Executive Team, is charged with direct oversight of our responsible sourcing program. During the year ended December 31, 2025, the Steering Team reported regularly to the Global Supply Chain Compliance Council to review our progress towards our goal of achieving a responsibly-sourced supply chain.

Micron’s Conflict Minerals Policy is published at https://www.micron.com/about/sustainability/sustainability-resources/conflict-minerals-policy.

We also continued to incorporate our responsible minerals supplier requirements (i.e., that suppliers must report 100% of their supply chain and only source from Conformant smelters and refiners) into the terms and conditions of our purchase orders and supplier agreements, and maintained internal and third-party access to our ethics and compliance helpline, which can be used to report issues relating to conflict minerals. Our program includes a sixteen-year record retention policy for our responsible minerals documents.

Other elements of our management systems are described in “Overview of Micron’s Responsible Minerals Program.”

2.2.2 Our Risk Assessment

We conducted due diligence, as described in this CMR, to try to determine the source and chain of custody of the necessary 3TG metals contained in these memory and storage products. Our management assessment process led us to believe that at least some sourcing is from the DRC and adjoining countries. We were unable to determine the specific country of origin of some of the necessary 3TG metals contained in memory and storage products we manufactured and sold during the year ended December 31, 2025 and/or whether some of the memory and storage products we manufactured and sold during the year ended December 31, 2025 contained 3TG metals that may have directly or indirectly financed or benefited armed groups in the DRC or an adjoining country.

As part of our due diligence process, we collected, screened, and analyzed CMRTs from all applicable suppliers for the year ended December 31, 2025. We provided our suppliers with formal notification of Micron’s requirements to convey our expectations that they report to us any changes to their supply chains that would affect their CMRT status.

We reviewed all CMRT responses and updates received for the year ended December 31, 2025, and determined whether the disclosed smelters or refiners were recognized by RMI or equivalents as processors of 3TG metals, and if so, whether they had been validated as Conformant by these organizations. We reviewed supplier CMRTs for accuracy and overall adherence to our responsible minerals requirements, as delivered through our inquiry letter to suppliers, and we began our risk mitigation (and escalation processes, if necessary) set out in our responsible minerals procedures with suppliers having disclosed any smelters or refiners that were not Conformant.

Other elements of our risk assessment process are described in “Overview of Micron’s Responsible Minerals Program.”

2.2.3 Our Risk Management

If a supplier delivers a CMRT that includes smelters or refiners not listed as Conformant, we implement our risk mitigation procedures, beginning with direct outreach to the supplier and escalating discussions up through the management structure of our respective companies. We work with these suppliers throughout the risk mitigation process to provide awareness of Micron’s goal to only source from Conformant smelters or refiners. 27 smelters and refiners that were reported to be in our memory and storage products supply chain during 2025 were subsequently determined, on or prior to December 31, 2025, to be inoperative or removed. As of December 31, 2025, one of the smelters and refiners in our memory and storage products supply chain was listed as Active with RMI.

We are members of multiple RMI working groups, including the RMI-SET Onboard, RMI-SET Retain, RMI-SET Leaders, which are tasked with identifying and influencing smelters and refiners in the supply chains of RMI members to join the RMAP and become validated as responsibly sourced. Micron also has additional RMI formal representation and leadership positions on multiple RMI working groups, including the RMI-SET Onboard, RMI-SET Retain, RMI-SET Leaders, Multi-Stakeholder, Gold, Due Diligence Practices, Mineral Reporting Templates, and RMI Plenary Working Groups. Through our membership dues and audit fund contributions, we provide funding to DRC in-region agencies.

2.2.4 Smelter and Refiner Auditing

As we do not source necessary 3TG metals directly from smelters or refiners, we rely on independent third-party auditing programs, such as the RMAP, LBMA, and RJC to coordinate audits of smelters and refiners in our memory and storage products supply chain.

2.2.5 Reporting

We report our annual conflict minerals due diligence results of our responsible minerals program to the U.S. Securities and Exchange Commission through the Form SD and the CMR. We make the Form SD and CMR available on our company website.

3. Our Product Descriptions

Our product portfolio of memory and storage solutions, advanced solutions, and storage platforms is based on our high-performance semiconductor memory and storage technologies, including dynamic random access memory (“DRAM”), NAND, and NOR (both as described below). We sell our products through our business units into various markets in numerous forms, including: components, modules, solid state drives (“SSDs”), managed NAND, multi-chip packages, and wafers. Many of our system-level solutions combine NAND, a controller, firmware, and in some cases DRAM. During the year ended December 31, 2025, we manufactured or contracted to manufacture the following types of memory and storage products containing 3TG metals.

DRAM

DRAM products are dynamic random access memory semiconductor devices with low latency that provide high-speed data retrieval with a variety of performance characteristics. DRAM products lose content when power is turned off (“volatile”) and are most commonly used in the data center, client PC, graphics, industrial, mobile, and automotive markets.

NAND

NAND products are non-volatile, re-writeable semiconductor storage devices that provide high-capacity, low-cost storage with a variety of performance characteristics. NAND is used in SSDs for the data center, client PC, consumer, and automotive markets and in removable storage markets. Managed NAND is used in smartphones and other mobile devices, and in the consumer, automotive, and embedded markets. Low-density NAND is ideal for applications like automotive, surveillance, machine-to-machine, automation, printer, and home networking.

NOR

NOR products are non-volatile, re-writable semiconductor memory devices that provide fast read speeds. NOR is most commonly used for reliable code storage (e.g., boot, application, operating system, and execute-in-place code in an embedded system) and for frequently changing small data storage and is ideal for automotive, industrial, and consumer applications.

Results of Due Diligence Review

Reported Smelters and Refiners Used to Process 3TG Metals

Throughout 2025, we worked with our suppliers in an effort to source only from smelters and refiners that were validated as Conformant with a responsibly-sourced auditing program. Based on the responses of our suppliers, we identified 191 smelters and refiners that are recognized by RMI, LBMA, or RJC to be processors of 3TG metals and that we believe were potentially in our memory and storage products supply chain for the year ended December 31, 2025, none of which had a Non-Conformant status with RMI at the time they entered our supply chain. 27 smelters and refiners that were reported to be in our memory and storage products supply chain during 2025 were subsequently determined, on or prior to

December 31, 2025, to be inoperative or removed. Therefore, based on such information, we believe that 164 smelters and refiners were in our memory and storage products supply chain as of December 31, 2025, of which 163 were validated as Conformant and one was listed as Active with RMI.

Many of our suppliers reported smelter and refiner information at the company level rather than limiting their responses to smelters and refiners associated with products sold to Micron. As a result, some reported smelters and refiners may not be associated with our memory and storage products. Appendix A sets forth a list of the names and locations of all of the potential smelters and refiners in our memory and storage products supply chain as reported by our suppliers for the year ended December 31, 2025.

Aggregated Countries of Origin of 3TG Metals

Our due diligence efforts did not result in sufficient information to conclusively determine the countries of origin of all necessary 3TG metals in our products. Appendix B sets forth a list of potential countries of origin of 3TG metals that may be in our products based on information provided to us by our suppliers and RMI, all of which information is available to us (and is therefore being disclosed) on an aggregated basis only for RMAP Conformant smelters.

Mine or Location of Origin

RMI has an established audit protocol to assess whether smelters and refiners of 3TG metals employed policies, practices, and procedures to source responsibly-sourced minerals. RMI, through the RMAP, collects and provides access for its members to certain information regarding the origin of minerals processed at RMAP responsibly-sourced smelters and refiners.

We required the suppliers in our memory and storage products supply chain to complete the RMI CMRT. We reviewed the supplier responses as well as information available through RMI on the mine or location of origin of 3TG metals processed by these smelters and refiners collectively. Our suppliers’ responses and the RMI’s information did not provide sufficiently detailed information for us to determine the mine or location of origin of the necessary 3TG in our products for the calendar year 2025.

4. 2026 Due Diligence Improvement Measures

During the 2026 reporting year, Micron intends to:

•Continue to engage with and provide active participation and leadership in the various RMI working groups;

•Continue to proactively engage with all suppliers in an effort to accomplish our goal that all smelters and refiners in our supply chain are Conformant; and

•Continue to refine and improve our responsible minerals program to ensure quick remediation of any 3TG smelter or refiner that loses Conformant status.

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This Conflict Minerals Report contains forward looking statements related to our conflict minerals due diligence programs for 2026. We wish to caution you that such statements are predictions and that actual events or results may differ materially. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements to conform these statements to actual results.

Appendix A
Reported 3TG Smelters and Refiners List

This table provides the names and locations of all of the potential 3TG smelters and refiners in our memory and storage products supply chain that were reported by our suppliers for the year ended December 31, 2025. This table reflects the (i) smelter or refiner’s Conformant or Active status as reflected in the RMI Smelter Database as of December 31, 2025 and (ii) names and locations of such smelters and refiners as listed in the RMI Smelter Database as of November 28, 2025. We cannot confirm which of the smelters and refiners in this table processed the necessary 3TG metals contained in our products, as many of our suppliers identified all smelters and refiners in their total supply chain rather than just those smelters and refiners associated with products sold to us.

Metal	Smelter or Refinery Name	Location

Gold	Abington Reldan Metals, LLC	United States
Gold	Advanced Chemical Company	United States
Gold	Agosi AG	Germany
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	ASAHI METALFINE, Inc.	Japan
Gold	Asahi Refining Canada Ltd.	Canada
Gold	Asahi Refining USA Inc.	United States
Gold	Aurubis AG, Hamburg	Germany
Gold	Bangalore Refinery	India
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden Ronnskar	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Chimet S.p.A.	Italy
Gold	Chugai Mining	Japan
Gold	Coimpa Industrial LTDA	Brazil
Gold	Dowa	Japan
Gold	GG Refinery Ltd.	Tanzania
Gold	Gold by Gold Colombia	Colombia
Gold	Gold Corporation - The Perth Mint	Australia
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.*	China
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Germany GmbH Co. KG	Germany
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Impala Platinum - Platinum Metals Refinery (PMR)	South Africa
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan

Metal	Smelter or Refinery Name	Location

Gold	Istanbul Gold Refinery	Turkey
Gold	Italpreziosi	Italy
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Co., Ltd.	China
Gold	JX Advanced Metals Corporation	Japan
Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland
Gold	Korea Zinc Co., Ltd.	South Korea
Gold	L'Orfebre S.A.*	Andorra
Gold	LS MnM Inc.	South Korea
Gold	Materion	United States
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	MKS PAMP SA	Switzerland
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	NH Recytech Company	South Korea
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH*	Austria
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	Planta Recuperadora de Metales SpA	Chile
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Precinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	REMONDIS PMR B.V.	Netherlands
Gold	Royal Canadian Mint	Canada
Gold	SAFINA A.S.	Czechia (Czech Republic)
Gold	SEMPSA Joyeria Plateria S.A.	Spain
Gold	Shandong Gold Smelting Co., Ltd.	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China

Metal	Smelter or Refinery Name	Location

Gold	Solar Applied Materials Technology Corp.	Chinese Taipei (Taiwan)
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	T.C.A S.p.A	Italy
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Gold	Torecom*	South Korea
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States
Gold	Valcambi S.A.	Switzerland
Gold	WEEEREFINING*	France
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Tantalum	AMG Brasil	Brazil
Tantalum	D Block Metals, LLC	United States
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	FIR Metals & Resource Ltd.*	China
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Global Advanced Metals Boyertown	United States
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	Materion Newton Inc.	United States
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineracao Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.*	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	NPM Silmet AS	Estonia
Tantalum	PowerX Ltd.	Rwanda
Tantalum	Resind Industria e Comercio Ltda.	Brazil
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.*	China
Tantalum	TANIOBIS Co., Ltd.	Thailand
Tantalum	TANIOBIS GmbH	Germany
Tantalum	TANIOBIS Japan Co., Ltd.*	Japan
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China

Metal	Smelter or Refinery Name	Location

Tantalum	XinXing HaoRong Electronic Material Co., Ltd.*	China
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tin	Alpha Assembly Solutions Inc	United States
Tin	Aurubis Berango*	Spain
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China
Tin	China Tin Group Co., Ltd.	China
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda*	Brazil
Tin	CV Ayi Jaya*	Indonesia
Tin	Dongguan Best Alloys Co., Ltd.	China
Tin	EM Vinto	Bolivia
Tin	Estanho de Rondonia S.A.	Brazil
Tin	Fabrica Auricchio Industria e Comercio Ltda.**	Brazil
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Global Advanced Metals Greenbushes Pty Ltd.	Australia
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	HuiChang Hill Tin Industry Co., Ltd.*	China
Tin	Jiangxi New Nanshan Technology Ltd.*	China
Tin	Luna Smelter, Ltd.	Rwanda
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	Malaysia
Tin	Metallic Resources, Inc.*	United States
Tin	Mineracao Taboca S.A.	Brazil
Tin	Mining Minerals Resources SARL	Democratic Republic of the Congo
Tin	Minsur	Peru
Tin	Operaciones Metalurgicas S.A.	Bolivia
Tin	Precious Minerals and Smelting Limited*	India
Tin	PT Arsed Indonesia*	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	PT Bangka Prima Tin*	Indonesia
Tin	PT Cipta Persada Mulia	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Mitra Sukses Globalindo	Indonesia
Tin	PT Premium Tin Indonesia*	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia
Tin	PT Rajehan Ariq	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	PT Timah Tbk Mentok	Indonesia

Metal	Smelter or Refinery Name	Location

Tin	Resind Industria e Comercio Ltda.	Brazil
Tin	Rui Da Hung	Chinese Taipei (Taiwan)
Tin	Super Ligas	Brazil
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.*	Japan
Tin	Thaisarco	Thailand
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tin	Woodcross Smelting Company Limited	Uganda
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.*	China
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China
Tungsten	A.L.M.T. Corp.*	Japan
Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam
Tungsten	China Molybdenum Tungsten Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Cronimet Brasil Ltda	Brazil
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Global Tungsten & Powders LLC	United States
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch*	China
Tungsten	Japan New Metals Co., Ltd.*	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.*	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Kennametal Fallon	United States
Tungsten	Kennametal Huntsville	United States
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Masan High-Tech Materials	Vietnam
Tungsten	Niagara Refining LLC	United States
Tungsten	Philippine Chuangxin Industrial Co., Inc.*	Philippines
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	China
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany
Tungsten	Tungsten Vietnam Joint Stock Company	Vietnam
Tungsten	Wolfram Bergbau und Hutten AG	Austria
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China

*    The smelter/refiner was reported to be in our memory and storage products supply chain during 2025 and was subsequently determined, on or prior to December 31, 2025, to be inoperative or removed. Up-to-date information on the validation status of smelters and refiners participating in the RMAP is available at https://www.responsiblemineralsinitiative.org/facilities-lists.

**    The smelter or refiner was listed as Active with RMI as of December 31, 2025. The smelter/refiner became Conformant after December 31, 2025.

Appendix B
Aggregated Countries of Origin List

This table sets forth an aggregated list of countries (or regions) of origin for 3TG metals that may be in our products based on information available from RMI on countries of origin for smelters or refiners that have been validated as Conformant with the RMAP. Due to confidential business information concerns, RMI provides this country of origin information on an aggregated basis. This table reflects information available from RMI as of December 31, 2025.

Albania	Denmark	Latvia	Saint Kitts and Nevis
Algeria	Dominica	Lebanon	Saint Vincent and Grenadines
Andorra	Dominican Republic	Liberia	Saudi Arabia
Angola	Ecuador	Liechtenstein	Senegal
Anguilla	Egypt	Lithuania	Serbia
Antigua and Barbuda	El Salvador	Luxembourg	Sierra Leone
Argentina	Estonia	Macau	Singapore
Australia	Eswatini	Madagascar	Sint Maarten
Austria	Ethiopia	Malaysia	Solomon Islands
Azerbaijan	Finland	Mali	Slovakia
Bahamas	France	Malta	Slovenia
Bangladesh	French Guiana	Mauritania	South Africa
Barbados	Georgia	Mexico	South Korea
Belarus	Germany	Moldova	Spain
Belgium	Ghana	Monaco	Sri Lanka
Benin	Greece	Mongolia	Sudan
Bolivia	Grenada	Morocco	Suriname
Bosnia and Herzegovina	Guatemala	Mozambique	Sweden
Botswana	Guinea	Myanmar	Switzerland
Brazil	Guyana	Namibia	Tajikistan
Bulgaria	Honduras	Netherlands	Tanzania
Burkina Faso	Hong Kong	New Zealand	Thailand
Burundi	Hungary	Nicaragua	Togo
Cambodia	Iceland	Niger	Trinidad and Tobago
Cameroon	India	Nigeria	Tunisia
Canada	Indonesia	Norway	Turkey
Cayman Islands	Ireland	Oman	Uganda
Chile	Israel	Panama	Ukraine
China	Italy	Papua New Guinea	United Arab Emirates
Chinese Taipei (Taiwan)	Jamaica	Peru	United Kingdom
Colombia	Japan	Philippines	United States
Costa Rica	Jordan	Poland	Uruguay
Côte d'Ivoire	Kazakhstan	Portugal	Uzbekistan
Croatia	Kenya	Puerto Rico	Venezuela
Curacao	Kuwait	Romania	Vietnam
Cyprus	Kyrgyzstan	Russia	Zambia
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Czechia (Czech Republic)	Laos	Rwanda	Zimbabwe
Democratic Republic of the Congo

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